Exhibit 99.1

Response Biomedical Corp. Announces the CE Mark of
D-dimer Assay for the EU Market

FOR IMMEDIATE RELEASE

VANCOUVER, British Columbia – November 7, 2012 - Response Biomedical Corp. (TSX: RBM, OTCBB: RPBIF) announced today that the Company has received CE Mark for their D-dimer Point of Care (“POC”) assay for the European market.  The D-dimer assay is part of the menu expansion for the RAMP® POC Cardiovascular Assay Suite.

“This positions Response favorably as we focus on further penetration into European markets and marks the achievement of a key milestone that we set for the Company at the end of our previous fiscal year,” commented Tim Shannon, Sr. VP Worldwide Sales and Marketing. “The addition of the D-dimer assay broadens our current test portfolio and allows Response to stay competitive within the European market.  It represents the Company’s continued commitment to its RAMP® Point of Care platform while providing a vital and accurate test for patients and their physicians.”

About D-dimer

D-dimer is a small protein fragment that is present in the blood after a blood clot is degraded.  As a result, D-dimer is considered to be a marker of activation of blood coagulation and is present in the circulation as part of the normal wound healing process.  Quantification of D-dimer is commonly used as an aid in ruling out whether a patient has Venous Thromboembolism (VTE), a spectrum of diseases that include Deep Vein Thrombosis (DVT) and Pulmonary Embolism (PE). In situations where a full range of diagnostic tests is not available, a negative D-dimer test may allow the patient to be discharged until further tests can be completed, avoiding hospital admission.

The RAMP® D-dimer assay is a quantitative immunochromatographic test indicated for use in the quantification of the fibrin degradation product, D-dimer, in human EDTA anti-coagulated whole blood.

About Response Biomedical

Response Biomedical develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a new paradigm in diagnostics that provides laboratory quality results in minutes. It is ideally suited to both point of care testing and laboratory use.

The RAMP® system consists of a reader and single-use disposable test cartridges and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. RAMP® clinical tests are commercially available for the early detection of heart attack, congestive heart failure, Influenza A+B and RSV through our commercial partners and distributors.

In the non-clinical market, RAMP® tests are currently provided for the environmental detection of West Nile Virus, and Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

Response has achieved CE Marking for its readers and clinical tests and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Response Biomedical is a publicly traded Company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

About the RAMP® Reader and RAMP® 200 Reader

The RAMP® enabling platform is a portable, scanning fluorescence, quantitative analysis platform for near-patient testing that enables rapid and robust quantitative results. The platform includes easy software upgrades, data management capabilities and unique interface options. The RAMP® Reader features a small footprint and attractive ease of use for moderate throughput settings. The RAMP® 200 Reader has innovative design features, including multi-port capability to run 12 tests per hour on one module and up to 36 tests per hour using three modules. This allows tests to be run for multiple patients simultaneously or multiple assays to be run for one patient. More information on our proprietary RAMP® technology can be found at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp.  Examples of forward-looking statements in this press release include statements regarding the favorable positioning and competitiveness of Response in the European markets, the Company’s ability to commercialize the D-dimer POC assay and that the D-dimer POC assay will provide a vital and accurate test for patients and their physicians. These statements are only predictions based on the Company’s current expectations and projections about future events.  Although the Company believes the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct.

Readers should not place undue reliance on these statements. Actual events or results may differ materially.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements.  Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement.  Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Response Biomedical Corp.:
Patricia Massitti, 604-456-6010
VP, Administration & Corporate Communications
pmassitti@responsebio.com